Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports Fourth Quarter and Year end 2021 Results

CENTRAL ISLIP, N.Y., (Business Wire) – March 31, 2022 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its fourth quarter 2021 financial results.

CVD fourth quarter 2021 revenue was $4.7 million as compared to $3.2 million in the fourth quarter of 2020, an increase of $1.5 million or 48.8%. CVD’s operating loss for each of the quarters ended December 31, 2021 and 2020 was $1.2 million and $5.4 million, respectively. Included in the operating loss for the quarter ended December 31, 2020 is an impairment charge of $3.6 million related to the Company’s Tantaline product line. Net loss for the fourth quarter of 2021 was $1.2 million, or $.18 per diluted share, as compared to a net loss of $5.3 million, or $.80 per diluted share in the fourth quarter of 2020.

Revenue for the year ended December 31, 2021 was $16.5 million as compared to $16.9 million in the year ended December 31, 2020, a decrease of $.4 million or 2.8%. CVD’s operating loss for the year ended December 31, 2021 and 2020 was $4.8 million and $7.8 million, respectively. Included in other income for the year ended December 31, 2021 was a gain on the sale of building of the Company’s 555 North Research Place facility in the amount of $6.9 million and gain on debt extinguishment, in the amount of $2.4 million, which was related to the forgiveness of the Company’s PPP loan received due to the effects of the COVID-19 pandemic. Included in the operating loss for the year ended December 31, 2020 is an impairment charge of $3.6 million related to the Company’s Tantaline product line.

Net income for the year ended December 31, 2021 was $4.7 million, or $.71 per diluted share, as compared to a net loss of $6.1 million, or $.91 per diluted share for the year ended December 31, 2020. During the first quarter of 2020, CVD was favorably impacted by the CARES Act which allowed for the carryback of net operating losses and resulted in CVD recognizing an income tax benefit of $1.5 million in the year ended December 31, 2020.

Sequentially, CVD’s revenue in the fourth quarter of 2021 was $4.7 million as compared to $4.3 million in the third quarter 2021, an increase of $.4 million, and the operating loss increased to $1.2 million in the fourth quarter of 2021, as compared to an operating loss of $.9 million in the third quarter of 2021. Beginning in Q3 2021 and continuing to date, CVD has been impacted by increased costs on certain manufacturing material components as well as delays in supply chain deliveries. This may also impact CVD’s ability to recognize revenue and reduce gross profit margins in future quarters, as well as extend manufacturing lead times and reduce manufacturing efficiencies. CVD has commenced placing orders with increased lead times to try to help mitigate the manufacturing delays, as well as assessing other material suppliers to mitigate the potential cost impacts. In addition, CVD is utilizing its in-house flexible manufacturing to further mitigate both potential schedule delivery delays and material cost increases.

Thomas McNeill, Executive Vice President and Chief Financial Officer, said “As previously announced, we were pleased to have closed on the sale of our facility located at 555 North Research Place, Central Islip, NY. This improved our cash position, which was $16.7 million at December 31, 2021, and provides us with a balance sheet to implement sustainable growth strategies. On March 1, 2022, we paid off our remaining mortgage of $1.7 million on our 355 South Technology Drive facility and as such have no debt outstanding.

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“The Company’s backlog at December 31, 2021 improved by $4.7 million, or 82%, to $10.4 million, as compared to $5.7 million at December 31, 2020. While the negative effect of COVID-19 crisis continues to impact the aerospace industry due to reduced travel and reduction of industry gas turbine engine sales, we have achieved new orders during the quarters ended June, September and December 2021 in the amounts of $6.0 million, $6.1 million and $5.2 million, as compared to $3.8 million in the quarter ended March 31, 2021. While the anticipated recovery in the Aerospace markets has been slow, industry reports indicate improvement will begin to occur in the 2022-2023 timeframe.”

Mr. Lakios added, “2021 was a year of transition, reorganization and focus on providing a path to profitability and growth. We are pleased with the improvement in performance of the Company and increased demand of our products during this difficult period. We spent the first half of 2021 shoring up our balance sheet and optimizing our market focus and product offerings, all in the interest of maximizing the future profitability and viability of the Company.

“In 2021, new orders for the Company as a whole were $21 million, up 75% from prior year 2020. The equipment group had an increase of 100% over 2020. Twenty three systems were booked in 2021 compared to nine systems in 2020. We obtained multiple strategic orders in our focused growth markets serving electric vehicles, the first being battery anode material and the second silicon carbide growth systems for high power electronics.

“The COVID pandemic and now more recently the geopolitical instability in Russia and the Ukraine have caused global issues in supply chain. The negative effects have been felt by many companies, resulting in increases in commodity and product material costs as well as in product delivery uncertainty. We have implemented a rigorous supplier engagement and expanded our network of suppliers. We have also initiated a program to expand our internal manufacturing capability with the objective to be “self-reliant”.

“Along with the CVD Board of Directors and all our loyal employees, we are committed to stay the course of our strategy to achieve profitability, with a focus on growth and return on investment. We look forward to communicating with you in our upcoming conference call.”

The Company will hold a conference call to discuss its results today at 5:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13728107. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, battery nanomaterials, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

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enabling tomorrow’s technologies™

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Thomas McNeill, EVP & CFO

Phone: (631) 981-7081

Fax: (631) 981-7095                  Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2021 and 2020
(In thousands)

	Three Months Ended		Twelve Months Ended
	2021	2020	2021	2020
Revenue	$4,717	$3,172	$16,447	$16,920
Gross profit	640	(91)	2,539	2,882
Operating expenses	1,823	5,316	7,346	10,706
Operating loss	(1,183)	(5,407)	(4,807)	(7,824)
Net income (loss)	(1,192)	(5,307)	4,746	(6,075)
Diluted income (loss) per share	$(0.18)	$(0.80)	$0.71	$(0.91)

Note 1:

2021:

CVD’s net income for the year ended December 31, 2021 includes a gain on the sale of the 555 facility in the amount of $6.9 million and a gain on debt extinguishment, in the amount of $2.4 million, which was related to its PPP loan received due to the effects of the COVID-19 pandemic.

2020:

During the year ended December 31, 2020, CVD’s net loss included an impairment charge of $3.6 million related to the Company’s Tantaline product line. During the first quarter of 2020, CVD was favorably impacted by the CARES Act which allowed for the carryback of net operating losses and resulted in CVD recognizing an income tax benefit of $1.5 million in the year ended December 31, 2020.

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enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of December 31, 2021 and 2020
(In thousands)

	2021	2020
Assets
Current Assets
Cash and cash equivalents	$16,652	$7,699
Accounts receivable, net	1,446	1,048
Contract assets	2,538	494
Inventories, net	1,225	1,124
Taxes Receivable	716	716
Other current assets	494	709
Total Current Assets	$23,071	$11,790
Property, plant and equipment, net	12,261	28,843
Other assets	192	303
Total Assets	$35,524	$40,936

Liabilities and Stockholders' Equity
Current Liabilities	$6,336	$3,704
Total Long-Term Liabilities	-	13,106
Total Stockholders’ Equity	29,188	24,126
Total Liabilities and Stockholders’ Equity	$35,524	$40,936

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2021

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